Exhibit 99.3

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

HENRY SCHEIN, INC. 2023 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF May 23, 2023)

THIS AGREEMENT (the “Agreement”) made as of [Grant Date] (the “Grant Date”), by and between Henry Schein, Inc. (the “Company”) and [Participant Name] (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Henry Schein, Inc. 2023 Non-Employee Director Stock Incentive Plan (as amended and restated effective as of May 23, 2023), a copy of which is on file with the Company’s Corporate Human Resources Department and is available for Participant to review upon request at reasonable intervals as determined by the Company (the “Plan”), which is administered by a Committee appointed by the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 7 of the Plan, the Committee may grant Restricted Stock Units to non-employee directors under the Plan; and

WHEREAS, the Participant is a non-employee director of the Company.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units. Subject to the restrictions and other conditions set forth herein and in the Plan, the Committee has authorized this grant of [Shares Granted] Restricted Stock Units to the Participant on the Grant Date.

2. Vesting and Payment.

(a) Except as set forth in Sections 2(c) and 2(d) below, the Restricted Stock Units shall vest on the twelve-month anniversary of the Grant Date (the “Scheduled Payment Date”); provided that the Participant has not had a Termination of Services any time prior to the Scheduled Payment Date.

(b) Except as may otherwise be provided by the Committee, in its sole and absolute discretion, there shall be no proportionate or partial vesting in the periods prior to the Scheduled Payment Date and, except as set forth in Sections 2(c) and 2(d) below, all vesting shall occur only on the Scheduled Payment Date; provided that no Termination of Services has occurred prior to the Scheduled Payment Date.

(c) The Restricted Stock Units will become fully vested on a Change of Control; provided that no Termination of Services has occurred prior to the Change of Control. For purposes of vesting, a “Change of Control” shall mean the occurrence of a Change of Control (as defined in the Plan) or a Section 409A Change of Control (as defined in Section 3(f)).

(d) The Restricted Stock Units will become fully vested (i) immediately prior to Participant no longer serving as Non-Executive Chair of the Company’s Board of Directors or (ii) on the date of the Participant’s Retirement. For purposes of this Agreement, “Retirement” shall refer to the Participant’s Termination of Services due to retirement in accordance with the terms and conditions of the Company’s Retirement Policy, approved by the Company’s Board of Directors on November 30, 2015.

(e) The Participant shall be entitled to receive one share of Common Stock with respect to one vested Restricted Stock Unit. The Participant shall be paid one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of the Scheduled Payment Date; except that, in the event of (i) a Change of Control or (ii) Retirement, the Participant shall be paid within thirty (30) days of such Change of Control or Retirement; provided no Termination of Employment has occurred prior to such dates.

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3. Deferred Payment. Notwithstanding Section 2(e) above, the Participant may elect to defer the payment date of his or her vested Restricted Stock Units beyond the Scheduled Payment Date (such elected deferred payment date, the “Deferred Payment Date”), provided, that:

(a) In order for a deferral election under this Section 3 to be effective, the Participant must make the election prior to the Grant Date.

(b) A deferral election made by the Participant pursuant to this Section 3 with respect to one or more of the Participant’s Restricted Stock Units shall, subject to Sections 3(c) and (e) below, defer the payment date of such Restricted Stock Units to the Deferred Payment Date elected by the Participant, which must be one of the following: (i) the third (3rd) anniversary of the Scheduled Payment Date; (ii) the fifth (5th) anniversary of the Scheduled Payment Date; (iii) the seventh (7th) anniversary of the Scheduled Payment Date; (iv) the tenth (10th) anniversary of the Scheduled Payment Date; or (v) the date of the Participant’s Termination of Services which occurs after the Scheduled Payment Date.

(c) The Participant shall also be permitted to further defer the payment date of his or her vested Restricted Stock Units beyond the Deferred Payment Date, provided that: (i) in order to be effective, the Participant must make such deferral election at least twelve (12) months prior to the Deferred Payment Date; (ii) a deferral election made by the Participant pursuant to this Section 3(c) shall defer the payment date of his or her vested Restricted Stock Units for a period of time (expressed in whole years) of not less than five (5) years and no more than ten (10) years beyond the Deferred Payment Date; and (iii) the Participant’s deferral election shall not become effective until twelve (12) months after the date on which it is made. The Participant shall be entitled to make more than one deferral election under this Section 3(c) with respect to his or her vested Restricted Stock Units, and any such new Deferred Payment Date election that becomes effective in accordance herewith shall supersede any previous Deferred Payment Date election made by the Participant with respect to such Restricted Stock Units on and after the twelve (12) month anniversary after the election is made.

(d) The Participant must make any deferral election permitted under this Section 3 in writing on the election form and in accordance with the procedures established by the Company. A deferral election is valid solely with respect to the Restricted Stock Units identified on the election form and must comply with the requirements of this Section 3 to be given effect. Subject to the requirements set forth in this Section 3, the Participant shall be entitled to make deferral elections with respect to all or only a portion of his or her Restricted Stock Units and any such deferral elections need not be the same for all of the Participant’s Restricted Stock Units.

(e) If the Participant elects in accordance with this Section 3 to defer the date of payment of any of his or her Restricted Stock Units beyond the Scheduled Payment Date, the payment date of such Restricted Stock Units, to the extent vested, shall occur within the thirty (30) day period following the earliest of the following to occur: (i) the Deferred Payment Date; (ii) the Participant’s Termination of Services (other than as a result of the Participant’s death, Disability or Retirement), but only if such Termination of Services qualifies as a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations thereunder and, solely to the extent applicable, subject to the six (6) month delay described in Section 15(h) of the Plan with respect to “specified employees”; (iii) the Participant’s death; (iv) the Participant’s Disability; (v) the Scheduled Payment Date if the Participant has a Termination of Services due to Retirement; or (vi) a “Section 409A Change of Control” (as defined below).

(f) For purposes of Sections 2(c) and 3(e) only, a “Section 409A Change of Control” shall mean a Change in Control (as defined in the Plan); provided, that, no event shall constitute a “Section 409A Change of Control” for purposes of this Agreement unless such event also qualifies as a “change in control event” for purposes of Treasury Regulation § 1.409A-3(i)(5).

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4. Termination.

Except as set forth in Section 2(d) above, all unvested Restricted Stock Units will be forfeited on the Participant’s Termination of Services.

5. Dividend Equivalents. Cash dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Shares and will be held uninvested and without interest. The Participant’s right to receive any such cash dividends shall vest if and when the related Restricted Stock Unit vests, and such cash dividends shall be paid in cash to the Participant if and when the related Restricted Stock Unit is paid to the Participant. Stock dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to the Participant. The Participant’s right to receive any such stock dividends shall vest if and when the related Restricted Stock Unit vests, and such stock dividends shall be paid in stock to the Participant if and when the related Restricted Stock Unit is paid to the Participant.

6. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by any Restricted Stock Unit unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

7. Withholding.

To the extent applicable, the Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Subsidiaries shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, by delivery of shares of Common Stock (including shares issuable under this Agreement).

8. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

9. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with any applicable laws and stock exchange rules and regulations (including, without limitation, Section 409A of the Code and the regulations thereunder) and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

If to the Participant, to the address on file with the Company.

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11. No Obligation to Continue Directorship. This Agreement is not an agreement of directorship. This Agreement does not guarantee that the Company will retain, or continue to retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Restricted Stock Unit is outstanding, nor does it modify in any respect the Company’s right to terminate or modify the Participant’s services or compensation as a director.

12. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

13. Securities Representations. The grant of the Restricted Stock Units and issuance of Shares upon vesting of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares would be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section.

(b) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(c) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

14. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission and processing by the Company (or any subsidiary) of any personal data information related to the Restricted Stock Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection laws than the data protection laws provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

15. Section 409A. This Agreement is subject to Section 15(h) of the Plan, and any provisions in this Agreement providing for the payment of “nonqualified deferred compensation” (as defined in Section 409A of the Code and the Treasury regulations thereunder) to the Participant are intended to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate or defer the timing of the payment of any such nonqualified deferred compensation, except in compliance with Section 409A of the Code and this Agreement, and no amount shall be

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paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code and this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Any amounts payable hereunder that satisfy the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) shall not be subject to Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

16. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a) This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

(b) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(d) This Agreement and the Plan do not create a joint venture or partnership between the Company and any Subsidiary.

17. NO ACQUIRED RIGHTS. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

HENRY SCHEIN, INC.

Michael S. Ettinger
Executive Vice President, Chief Operating Officer

PARTICIPANT

[Electronic Signature]

[Participant Name]

[Acceptance Date]

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